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                                                       EXHIBIT 23






                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
El Paso Energy Partners, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-85987) on Form S-3 of El Paso Energy Partners, L.P., as amended, of our report dated March 17, 2000, with respect to the combined balance sheet of First Reserve Gas Company and subsidiaries, Petal Gas Storage Company, and Crystal Properties and Trading Company as of December 31, 1999, and the related combined income statement, combined statement of cash flows and combined statement of stockholder's equity, for the year ended December 31, 1999, which report appears in the Form 8-K of El Paso Energy Partners, L.P. dated
July 19, 2000.




/s/ KPMG LLP

Shreveport, Louisiana
July 19, 2000